Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Fourth Quarter and Full Year 2020 Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Fourth Quarter and Full Year 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Fourth Quarter and Full Year 2020 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer of New York City REIT. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. New York City REIT continues to drive results through a proactive asset management strategy, highlighted by our fourth quarter cash rent collection of 82% across the portfolio and 89% from our top ten tenants, despite the ongoing challenges of the COVID-19 pandemic. Although 2020 was a challenging year for everyone, we remain highly confident in the long-term strength of New York City, it's real estate, our business model, and the opportunity to further grow our portfolio and create shareholder value. We have built a pure-play New York City portfolio that features a mix of large, investment grade tenants including City National Bank, CVS, TD Bank and other government agencies. As of December 31st, NYC’s top 10 tenants were 73% investment grade or implied investment grade rated and have an average remaining lease term of almost ten years, which we believe increases the quality and stability of earnings in our portfolio. Our $860.6 million, 1.2 million square foot portfolio has high occupancy of 87.0%, a weighted average remaining lease term in excess of 7.2 years and the opportunity for substantial incremental earnings growth as we lease up available space.

Despite the challenges New York City has faced in the last twelve months, we believe that New York is a resilient and irreplaceable city, capable of rebounding and remaking itself in times of crisis. The signals we are currently seeing bolster our confidence that the long-term value of New York City real estate will out-weigh the short-term effects of the pandemic. New York City continues to be a leader in the fight against the COVID-19 virus and has an aggressive in-place recovery plan and vaccination policy that we believe will expedite a return to normalcy. New York State has administered more than 2.5 million COVID-19 vaccine doses, 43% of which have been given in New York City. Mayor de Blasio has provided an outline of a plan to return children to classrooms and workers to offices that includes vaccinating 5 million residents by the end of June. We are expecting a return to normalcy to at least start as we move through the summer, consistent with a 6 month lag from the mass rollout of vaccination efforts. This is a similar expectation as some of our peers who have estimated that office usage will start returning to pre-pandemic levels during the second half of 2021.Further, major employers, ranging from Goldman Sachs to Blackrock to Netflix, have expressed their intentions to bring employees back to the office, at scale, before the end of this year.

Throughout the course of the pandemic, we've seen some of the world's largest technology companies affirm their confidence that New York City continues to emerge as an important tech hub and that collaborative physical workspaces will remain essential to productivity and innovation. Facebook, Apple, Amazon and others have signed significant leases and announced plans to hire thousands of office-using workers. These commitments continue a trend that began well before the COVID-19 pandemic of tech companies seeking to capitalize on New York's human capital. In our own portfolio we've recently seen evidence of tech's commitment to the city, as we executed a short-term lease and a non-binding letter of intent with a Fortune 50 technology company to lease over 15,000 square feet at 123 William Street for five years. This agreement is a unique opportunity to help this tenant expand its New York City footprint and capitalize on tech's increasing Manhattan presence.

The Fortune 50 tech company was a subtenant of Knotel, a shared space operator and tenant of ours at 9 Times Square and 123 William Street. Early in 2020 we identified operator problems that ultimately led to the company's filing for Chapter 11 Bankruptcy last month and the termination of their leases with us. We engaged with Knotel and their subtenants early on and are now on the Unsecured Credit Committee. We will continue to protect our rights at every step along the way and seek to recover as much past due rent as possible. In addition to the previously mentioned tech lease, we have also entered into a two-year lease with a global human resource company. Combined, these two agreements represent over 65% of the previous Knotel space and 68% of the previous Knotel rent at 123 William Street. At 9 Times Square and 123 William Street, we believe there is an opportunity for us to create significant value by aggressively leasing prime space that is in turn-key condition to creditworthy tenants. The space previously leased to Knotel is in excellent condition, is fully furnished, and requires minimal tenant improvement to re-lease.

Leading the effort to lease former Knotel space and increase our occupancy across our portfolio is Chris Chao, who joined NYC's team in the fourth quarter and has responsibility for asset management across our portfolio. Chris is an industry veteran who comes to us with over 15 years of experience in real estate, spanning asset management, acquisitions and commercial lending. Most recently, he was a director of asset management for the Paramount Group in New York. Chris's impact can already been seen in the NYC portfolio, and I am pleased to have him as part of our team. To help generate leasing momentum at 9 Times Square, we've hired Cushman & Wakefield as our leasing broker to support Chris's efforts and attract creditworthy tenants. Leasing available space and working on extending the leases of our current tenants remains a top focus of our asset management team in 2021.

As Chris Masterson will discuss in more detail, the tenants who were most impacted by COVID had a material effect on our results for this quarter, primarily in the form of one-time write-offs. In addition to Knotel, other tenants in our portfolio who have been significantly impacted by the pandemic include two parking garages and Universal Sports. Management has engaged with these tenants and we are confident that we will be able to reach a mutually beneficial agreement as COVID related headwinds subside. We believe parking garages may be on the early end of the recovery timeline as workers and residents return to the city, and the garages we own will bounce back to their pre-COVID operating levels swiftly.

As a counterweight to the impact from these tenants, our proactive approach to portfolio management has delivered results that enhance the overall quality of the NYC portfolio. We are in advanced discussions for a 5-year lease extension with an Aa2 credit tenant at 123 William Street. Earlier last year we signed an early 10-year lease extension with City National Bank that increased the remaining lease term to 13 years from three years and increased the expected gross rent over the term of the lease by $44 million. Finally, we also executed a lease amendment with MakeSpace at 123 William Street that recaptured all of the past due and future 2021 Cash Rent due, discounted by 25%, in exchange for a two-year reduction in lease term.

Since the beginning of the year we have executed one new lease that represents approximately $250,000 of annual Cash Rent once rent commences later this year. We also have a forward leasing pipeline of over 32,000 square feet that would increase annual base rent by $1.4 million if these leases commence. Rent expirations compare favorably to our peers, with 37% of rent scheduled to expire through 2025.

Turning to corporate matters, as you know in August of last year NYC's Class A common shares were listed on the NYSE. This was the first step of a phased listing and, as of today, 75% of NYC's outstanding common shares are Class A shares, trading under the symbol NYC. We will complete the phased listing with the final conversion of Class B shares later this year.

I'll turn it over to Chris Masterson to go over the fourth quarter and full year financials. Chris can you take us through the results?

Christopher Masterson

Thanks Mike. Revenue was $62.9 million for the year ended December 31, 2020 compared to $70.5 million for the prior year. Revenue for the fourth quarter was $9.9 million, compared to $17.0 million in the third quarter. The company's full year GAAP net loss attributable to common stockholders was $41.0 million compared to a net loss of $21.9 million in 2019. Net loss for the quarter was $16.6 million, compared to $12.3 million in the prior quarter.

For the fourth quarter of 2020, our FFO attributable to common stockholders was negative $8.9 million compared to negative $3.6 million in the prior quarter. Core FFO was negative $6.8 million in the fourth quarter, compared to $514.0 thousand in the third quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

I'd like to come back to some of the COVID-related headwinds Mike mentioned earlier because they have had a material effect on our results. Approximately 75% of the quarter-over-quarter Core FFO decline was the result of past due balances in prior periods mainly from four tenants that was written off in the fourth quarter, including $3.4 million outstanding from Knotel and $2.6 million from two parking garages. Total revenue was off approximately $7 million quarter over quarter. We expect that our aggressive leasing efforts will begin to replace this revenue in future quarters, and we are aggressively working to recover the past due rent that was written off. We have a seat on the Unsecured Creditor's Committee for Knotel, have received favorable summary judgement rulings for all of the rent and expenses in arrears at two properties, and filed for a similar judgement on the balance of the past due rent and expenses related to another. Slide 19 of our investor presentation provides further details and analysis regarding these impacts.

NYC maintains a conservative balance sheet, with no debt maturities within the next three years and prudent net leverage at 37.3%. We ended the fourth quarter with net debt of $374.0 million at a weighted-average effective interest rate of 4.35% and with a weighted average remaining debt term of 6.1 years. Liquidity, which is measured as cash and cash equivalents, stood at $31.0 million, subject to a loan covenant that requires us to maintain $10 million in unrestricted cash.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Great, thank you, Chris.

We believe that our Manhattan-focused New York City portfolio is resilient and well positioned to deliver significant long-term value as COVID-19 abates. We are encouraged by progress on the New York City and nation-wide rollout of vaccinations and believe that a return to a degree of normalcy will not only benefit our portfolio, but New York City and all New Yorkers. Our properties are concentrated in Manhattan and comprised of a diversified tenant base, of which seven of the largest ten are investment grade. The limited near-term expirations and long weighted-average remaining lease term provide the portfolio with stability and the 87.0% occupancy rate leaves room for continued growth of annualized straight-line rent. At the present valuation, we believe there is tremendous value in the business relative to our portfolio. We own stable, high-quality assets that we believe have performed well and will continue to provide a solid foundation to support future growth.

Operator, please open the line for questions.

Question-and-Answer Session

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